Exhibit 10.1

OCEANFIRST BANK AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT ACCOUNT AGREEMENT

This AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT ACCOUNT AGREEMENT (this “Agreement”) is entered into as of this 28th day of March 2025, by and between OceanFirst Bank, N.A., a national bank (the “Bank”), and Christopher D. Maher (the “Executive”), currently serving as Chairman and Chief Executive Officer of the Bank and Chairman, President and CEO of its holding company, OceanFirst Financial Corp. (the “Holding Company”).

WHEREAS, the Company and the Executive previously entered into a Supplemental Executive Retirement Account Agreement dated June 18, 2013 (the “Original Agreement”);

WHEREAS, the Original Agreement was established as an unfunded, noncontributory, defined contribution arrangement to provide a supplemental retirement benefit for the Executive, with contributions made solely by the Bank and benefits payable out of the Bank’s general assets, and to be considered a non-qualified deferred compensation plan that is a “top-hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, the Original Agreement did not contemplate how accrued benefits would pay if the Executive separated from service due to disability;

WHEREAS, the Bank and the Executive desire to amend and restate the Original Agreement to provide clarity around payment of accrued benefits upon a separation from service due to disability;

WHEREAS, any amendment to the Original Agreement must comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);

WHEREAS, Section 409A permits an amendment to the Original Agreement to clarify the amount that will be paid to the Executive at the time of a separation from service due to disability;

WHEREAS, the Bank and the Executive agree that a separation from service due to disability should result in the payment of Executive’s accrued benefits within 30 days of a separation from service, consistent with the payment timing for other separations from service under the Original Agreement;

WHEREAS, Section 9.1 of the Original Agreement permits the Bank and the Executive to amend the Original Agreement in writing;

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

ARTICLE 1
DEFINITIONS

1.1    “Account Balance” means the Bank’s accounting of Annual Credit Amounts made by the Bank, plus any Assumed Interest as set forth in Section 2.2.

1.2    “Annual Credit Amount” means the Credit Amount to the Account Balance after the end of each Plan Year as set forth on Schedule A.

1.3    “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 5.

1.4    “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5    “Cause” and “Termination for Cause” has the meaning set forth in the Holding Company Employment Agreement, as it may be amended from time to time.

1.6    “Change in Control” has the meaning set forth in the Holding Company Employment Agreement, as it may be amended from time to time.

1.7    “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

1.8    “Disability” has the meaning as defined in the Company’s long-term disability plan or policy.

1.9    “Forfeited Adjusted Credit Amounts” has the meaning set forth in Section 3.2.2.

1.10    “Good Reason” has the meaning set forth in the Holding Company Employment Agreement, as it may be amended from time to time.

1.11    “Plan Administrator” or “Administrator” means the plan administrator described in Article 8.

1.12    “Plan Year” means each calendar year.

1.13    “Separation from Service” means the Executive’s “separation from service” from the Bank within the meaning of Section 409A, other than because of a leave of absence approved by the Bank or the Executive’s death. If there is a dispute about the Executive’s status or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

ARTICLE 2
DEFERRAL ACCOUNT

2.1    Annual Credit Amount. The Bank shall establish the Account Balance on its books. Subject to Article 3, within 60 days after the end of each Plan Year of the Executive’s employment with the Bank prior to his 65th birthday (October 24, 2031), the Bank shall credit the applicable Annual Credit Amount to the Account Balance so long as Executive is employed by the Bank on the crediting date. Contributions to the Account Balance by the Executive are prohibited. Discretionary contributions or credits by the Bank are likewise prohibited.

2.2    Assumed Interest. Annually, the Bank shall credit assumed interest on the Account Balance at the rate provided to the Bank’s qualified 401(k) plan participants investing in the Stable Fund provided for in such qualified plan, plus 250 basis points, as calculated by the Bank (the “Assumed Interest”). This crediting shall be done as of the end of each calendar year and shall be based on the Account Balance as of the beginning of the year and shall not include the Annual Credit Amount for the year.

2.3    Statement of Account. Within 120 days after the end of each Plan Year, the Bank shall provide the Executive a statement of the Account Balance at the end of the Plan Year. Each annual statement of the Account Balance shall supersede the previous year’s statement of the Account Balance.

2.4    Accounting Device Only. The Account Balance is solely a device for measuring amounts to be paid under this Agreement. The Account Balance is not a trust fund of any kind. The Executive is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise by the Bank to pay benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors. While the Bank may establish an account for the purpose of determining and/or hedging against the amounts due hereunder, no funds are held in trust or otherwise segregated for the purpose of paying benefits under this Agreement and in no event shall the Executive have control or discretion with respect to any such account. Benefits and Assumed Interest are represented solely by bookkeeping entries on records maintained by the Administrator.

ARTICLE 3
BENEFITS DURING LIFETIME
3.1    Service to Age 65. Unless Separation from Service, Executive’s death, or a Change in Control occurs prior to the Executive’s 65th birthday (October 24, 2031), the Bank shall pay, no later than March 15, 2032, to the Executive the sum of (a) the Account Balance as of December 31, 2031 and (b) the Credit Amount listed on Schedule A as being due in 2032, instead of any other benefit under this Agreement.

3.2    Separation from Service.

3.2.1    Termination for Cause. If the Executive’s Separation from Service is a Termination with Cause prior to his 65th birthday, no further benefits shall be paid under this Agreement and this Agreement shall terminate.

3.2.2    Resignation by the Executive without Good Reason. If the Executive’s Separation from Service occurs prior to the Executive’s 65th birthday due to the Executive’s resignation without Good Reason, the Credit Amounts for the five Plan Years preceding such resignation, less the Assumed Interest on such Credit Amounts for such Plan Years, shall be forfeited (the “Forfeited Adjusted Credit Amounts”), and the Bank shall pay to the Executive, within 30 days following the effective date of resignation, in a single lump sum, the Account Balance as of the effective date of resignation, less the Forfeited Adjusted Contributions.

3.2.3    Resignation by the Executive for Good Reason or Termination without Cause. If the Executive’s Separation from Service occurs prior to the Executive’s 65th birthday due to the Executive’s resignation for Good Reason or due to termination of his employment without Cause, the Bank shall pay to the Executive, within 30 days following the effective date of resignation or termination, in a single lump sum, the sum of (a) the Account Balance as of the effective date of resignation or termination and (b) the full Credit Amount required for the Plan Year in which such resignation or termination occurs, as provided for on Schedule A (unless already made).

3.2.4    Separation from Service due to Disability. If the Executive’s Separation from Service occurs prior to the Executive’s 65th birthday due to the Executive’s Disability, the Bank shall pay to the Executive, within 30 days following the effective date of the Separation from Service, in a single lump sum, the sum of (a) the Account Balance as of the effective date of the Separation from Service and (b) the full Credit Amount required for the Plan Year in which such Separation from Service occurs, as provided for on Schedule A (unless already made).

3.3    Change in Control. If a Change in Control occurs both before the Executive’s 65th birthday and before the Executive’s Separation from Service, instead of any other benefit payable under this Agreement, the Bank shall pay to the Executive, in a single lump sum, the sum of (a) the Account Balance as of the date of the Change in Control, (b) the full Credit Amount required for the Plan Year in which such Change in Control occurs, as provided for on Schedule A (unless already made) and (c) the present value (computed using a discount rate equal to Four Percent (4%) per annum) of the Credit Amounts which would have been required in accordance with Schedule A for the three Plan Years following the Plan Year in which such Change in Control occurs. Such payment shall be made within 30 days of the Change in Control, and shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under Section 9.11.

ARTICLE 4
DEATH BENEFITS

After the Executive’s death, the Bank shall pay to the Executive’s Beneficiary the sum of (a) the Account Balance as of the date of the Executive’s death and (b) the full Credit Amount required for the Plan Year of the Executive’s death, as provided for on Schedule A (unless already made). The Account Balance shall be paid to the Executive’s Beneficiary in a single lump sum by March 15th following the Plan Year of the Executive’s death occurs.

ARTICLE 5
BENEFICIARIES

5.1    Beneficiary Designations. The Executive shall have the right to designate a Beneficiary to receive any benefits payable under this Agreement after the Executive’s death by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Bank shall pay the benefit payment to the Executive’s spouse. If the spouse is not living, then the Bank shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Bank may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

5.2    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

5.3    No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be paid to the Executive’s estate.

5.4    Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 6
GENERAL LIMITATIONS

6.1    Misstatement. No benefits shall be paid under this Agreement if the Executive makes any material misstatement of fact on any application or resume provided to the Bank, on any application for life insurance purchased by the Bank, or on any application for benefits provided by the Bank.

6.2    Removal. Despite any contrary provision of this Agreement, if the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

6.3    Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default”, as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

6.4    One Benefit Only. Notwithstanding anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Later occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

6.5    Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Section 409A, and if any payments under this Agreement will result in additional tax or interest to the Executive because of Section 409A, the Executive shall not be entitled to the payments under this Agreement until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

ARTICLE 7
CLAIMS AND REVIEW PROCEDURES

7.1    Claims Procedure. Any person who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for benefits as follows.

7.1.1    Initiation – written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

7.1.2    Timing of Administrator response. The Administrator shall respond to the claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

7.1.3    Notice of decision. If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of the denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial,

(b)    A reference to the specific provisions of this Agreement on which the denial is based,

(c)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)    An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)    A statement of the claimant’s right to bring a civil action under ERISA section 502(a) after an adverse benefit determination on review.

7.2    Review Procedure. If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows.

7.2.1    Initiation – written request. To initiate the review, the claimant must file with the Administrator a written request for review within 60 days after receiving the Administrator’s notice of denial.

7.2.2    Additional submissions – information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Administrator shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3    Considerations on review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

7.2.4    Timing of Administrator response. The Administrator shall respond in writing to the claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

7.2.5    Notice of decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial,

(b)    A reference to the specific provisions of the Agreement on which the denial is based,

(c)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)    A statement of the claimant’s right to bring a civil action under ERISA section 502(a).

ARTICLE 8
ADMINISTRATION OF AGREEMENT

8.1    Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Bank or such committee or persons as the Board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

8.2    Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3    Binding Effect of Decisions. The decision or action of the Plan Administrator concerning any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. Neither the Executive nor any Beneficiary shall be deemed to have any right, vested or unvested, regarding the continuing effect of any decision or action of the Plan Administrator.

8.4    Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5    Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 9
MISCELLANEOUS

9.1    Amendments. This Agreement may be amended solely by a written agreement signed by the Bank and by the Executive.

9.2    Termination. Subject to the requirements of Section 409A and Treasury Regulation §1.409A-3(j)(4)(ix), the Bank may terminate and liquidate this Agreement and make distributions provided that: (i) all arrangements sponsored by the Bank and its affiliates that would be aggregated with any terminated arrangements under Treasury Regulation §1.409A-1(c) are terminated; (ii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve months of this Agreement’s termination; (iii) all payments are made within 24 months following this Agreement’s termination; (iv) neither the Bank nor any of its affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation §1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement; and (v) the termination does not occur proximate to a downturn in the financial health of the Bank.

9.3    Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

9.4    Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.

9.5    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank or the Holding Company nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

9.6    Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

9.7    Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

9.8    Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of New Jersey, except to the extent the laws of the United States of America otherwise require.

9.9    Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and the Beneficiary have no preferred or secured claim.

9.10    Entire Agreement. This Agreement and the Holding Company Employment Agreement constitute the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

9.11    Tax Consequences. The Bank does not insure or guarantee the tax consequences of payments provided hereunder for matters beyond its control. The Executive certifies that the Executive’s decision to defer receipt of compensation is not due to reliance on financial, tax, or legal advice given by the Bank or any of its employees, agents, accountants, or legal advisors.

9.12    Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this Section 9.12, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this Section 9.12, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees under this Section 9.12 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank. Despite anything in this Section 9.12 to the contrary however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k) and Rule 359.3 of the Federal Deposit Insurance Corporation, 12 CFR 359.3.

9.13    Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

9.14    Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any one instance shall not be considered a waiver of the terms or conditions for the future or a waiver of any subsequent breach. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

9.15    Captions and Counterparts. Captions in this Agreement are included for convenience only and shall not affect the interpretation or construction of the Agreement or any of its provisions. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.

9.16    Notice. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, OceanFirst Bank, 975 Hooper Avenue, Toms River, New Jersey 08754.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed this Supplemental Executive Retirement Account Agreement as of the date first written above.

EXECUTIVE:                              OCEANFIRST BANK, N.A

/s/ Christopher D. Maher                    By:    /s/ Steven J. Tsimbinos
Christopher D. Maher                           Steven J. Tsimbinos
SEVP and General Counsel

Beneficiary Designation

I designate the following as beneficiary under this Supplemental Executive Retirement Account Agreement of benefits payable after my death.

Primary: Estate of Christopher D. Maher

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

/s/ Christopher D. Maher
Christopher D. Maher

Date: March 28, 2025

Received by the Bank this 28th of March, 2025

By: /s/ Steven J. Tsimbinos
Name: Steven J. Tsimbinos
Title: SEVP and General Counsel

Schedule A

Plan Year	Credit Due by March 31,	Executive’s Attained Age During Plan Year	Credit Amount
2013	2014	47	27,719
2014	2015	48	29,429
2015	2016	49	31,244
2016	2017	50	33,171
2017	2018	51	35,217
2018	2019	52	37,389
2019	2020	53	39,695
2020	2021	54	42,144
2021	2022	55	44,743
2022	2023	56	47,503
2023	2024	57	50,432
2024	2025	58	53,543
2025	2026	59	56,845
2026	2027	60	60,352
2027	2028	61	64,074
2028	2029	62	68,026
2029	2030	63	72,222
2030	2031	64	76,676
2031	2032	65	60,147